Memo:

To:	Board of Directors, XML-Global Technologies, Inc.
From:	Peter Shandro
Date:	December 17, 2003

_________________________________________________________________________________

Following a meeting with Paradigm fund last week, it is clear that there are irreconcilably differences of opinion between me and the principals of the Paradigm Fund as to what role I and the Board of Directors should play in the selection of a potential business opportunity for XML Global. Accordingly, and with regret, I have no option but to resign as Chairman of the Board and a Director of XML-Global Technologies, Ltd.

To effect the transition from the Board the following issues must be dealt with:
*	A substitute Director must be appointed to replace me on the various subsidiaries of XML -Global Technologies, Inc.
*	At the earliest opportunity, an alternative signatory must be found for the bank accounts.
*	All common stock owned by me, my company and my wife must be purchased by the Company or Paradigm.
*	Paradigm and the Company must indemnify me with respect to all actions undertaken by the Company, or management of the Company.

Yours truly,

/s/ Peter Shandro
Peter Shandro